EXHIBIT 11
                             LASERSIGHT INCORPORATED
                          COMPUTATION OF LOSS PER SHARE
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                              2000             1999            1998
                                                              ----             ----            ----

BASIC
     Weighted average shares outstanding                   21,061,000       16,207,000       12,272,000
                                                         ============     ============     ============

     Net loss                                            $(21,430,081)     (14,423,980)     (11,882,389)
     Conversion discount on preferred stock                        --               --         (858,872)
     Dividends on preferred stock                                  --               --       (2,751,953)
                                                         ------------     ------------     ------------
     Loss attributable to common shareholders            $(21,430,081)     (14,423,980)     (15,493,214)
                                                         ============     ============     ============

     Basic loss per share                                $      (1.02)           (0.89)           (1.26)
                                                         ============     ============     ============
 DILUTED
     Weighted average shares outstanding, above            21,061,000       16,207,000       12,272,000
                                                         ============     ============     ============

     Net loss                                            $(21,430,081)     (14,423,980)     (11,882,389)
     Conversion discount on preferred stock                        --               --         (858,872)
     Dividends on preferred stock                                  --               --       (2,751,953)
                                                         ------------     ------------     ------------
     Loss attributable to common shareholders            $(21,430,081)     (14,423,980)     (15,493,214)
                                                         ============     ============     ============

     Diluted loss per share                              $      (1.02)           (0.89)           (1.26)
                                                         ============     ============     ============

     Loss attributable to common shareholders above      $(21,430,081)     (14,423,980)     (15,493,214)
                                                         ============     ============     ============
     Additional adjustment to weighted average number
        of shares:
         Weighted average shares outstanding, above        21,061,000       16,207,000       12,272,000
         Dilutive effect of stock options, warrants
            and convertible preferred stock                 2,507,000        5,538,000        2,530,000
                                                         ------------     ------------     ------------
         Weighted average number of shares, as adjusted    23,568,000       21,745,000       14,802,000
                                                         ============     ============     ============

         Diluted loss per share, as adjusted             $      (0.91)(A)        (0.66)(A)        (1.05)(A)
                                                         ============     ============     ============













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 (A)  This calculation is submitted in accordance with Regulation S-K item
      601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.